Exhibit 99.1

Egalet Appoints Industry Veteran John Varian to Board of Directors

Wayne, Penn. - June 7, 2018 - Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative treatments for pain and other conditions, today announced the appointment of John Varian to its board of directors.

“John’s successful thirty-five-year career working with biotechnology and specialty pharmaceutical companies will be valuable as we execute on our growth strategy,” said Timothy P. Walbert, Egalet chairman of the board and chairman, president and chief executive officer (CEO) of Horizon Pharma plc. “Specifically, his financial and operational experience will be helpful as we focus on commercial execution and business development.”

Over the past three decades, Mr. Varian has helped companies establish strategic direction, raise capital, launch pharmaceutical products, structure and negotiate corporate alliances, communicate with investors and execute business development transactions. He most recently served as the CEO and director of XOMA, an antibody business, where he led the refocusing and refinancing of the company. Prior to Xoma, Mr. Varian was the chief operating officer of Aryx Therapeutics, a company that he helped take public. Before his COO role at Aryx, he served as the chief financial officer at Anergen, Genset SA and Neurex Corp. Mr. Varian was senior vice president of finance and administration at Elan Pharmaceuticals, a company with approximately $800 million in product sales and 1,500 employees which acquired Neurex.

“Given the need to bring responsible pain medicines to individuals who need them, I look forward to working with the Egalet team on this important endeavor,” said John Varian. “With differentiated products, a technology platform and business development capabilities, I believe that Egalet is well positioned for growth.”

Prior to working in the healthcare industry, Mr. Varian was a certified public accountant (CPA). He is a member of the board of directors of Versartis Corporation and Sellas Life Sciences. He received his undergraduate degree from Western Michigan University.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has three approved products: ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII, developed using Egalet’s proprietary Guardian™ Technology, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CM and SPRIX® (ketorolac tromethamine) Nasal Spray. Using Guardian Technology, Egalet has developed a pipeline of clinical-stage, product candidates for which we are seeking partners including Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles.

For full prescribing information on ARYMO ER, including the boxed warning and medication guide, please visit arymoer.com. For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, including the boxed warning and medication guide, please visit oxaydo.com.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: Egalet’s ability to continue as a going concern; Egalet’s stock price and ability to remain listed on the Nasdaq, including the potential need to redeem portions of its outstanding indebtedness in the event of such a delisting; the potential impact of strengthening the ARYMO ER label or the labels of any of Egalet’s other products; the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain and maintain regulatory approval of Egalet’s products and product candidates and the labeling claims that Egalet believes are necessary or desirable for successful commercialization of its products and product candidates; the impact of strengthening any of the labels for Egalet’s products; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to commercialize its products, and to do so successfully; the costs of commercialization activities, including marketing, sales and distribution; the size and growth potential of the markets for Egalet’s products and product candidates, and Egalet’s ability to service those markets; Egalet’s ability to obtain reimbursement and third-party payor contracts for its products; Egalet’s ability to service its debt obligations; Egalet’s ability to raise additional funds to execute its business plan and growth strategy on terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the rate and degree of receptivity in the marketplace and among physicians to Egalet’s products; the success of products that compete with Egalet’s that are or become available; the regulatory environment and social concerns about limiting the use of opioids; general market conditions; and other risk factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Media and Investor Contact:

E. Blair Clark-Schoeb

Senior Vice President, Communications

Email: ir@egalet.com

Tel: 484-259-7370